EXHIBIT (14)(a)

INDEPENDENT AUDITORS’ CONSENT

We consent to (a) the use in this Post-Effective Amendment No. 8 to Registration Statement No. 333-62446 on Form N-6 of our report dated February 24, 2004, related to the statements of assets and liabilities of Pacific Select Exec Separate Account of Pacific Life & Annuity Company as of December 31, 2003, the related statements of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the three years in the period then ended, which is included in the Statement of Additional Information of Pacific Select Estate Preserver – NY of such Registration Statement; (b) our report dated February 23, 2004, related to the consolidated financial statements of Pacific Life & Annuity Company and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period then ended, which is included in the Statement of Additional Information of Pacific Select Estate Preserver – NY of such Registration Statement; and (c) the reference to us under the heading “Experts” in the Statement of Additional Information of Pacific Select Estate Preserver – NY of such Registration Statement.

Costa Mesa, California
April 22, 2004